Exhibit 99.1


                        [LOGO OF PSS WORLD MEDICAL, INC.]

                                  NEWS RELEASE

Contact:  Robert C. Weiner
          Vice President, Investor Relations
          904-332-3287


           PSS WORLD MEDICAL, INC. COMPLETES SALE OF IMAGING BUSINESS
                         -------------------------------
   Company is now a $1.1+ Billion Revenue Pure-Play Alternate Site Distributor


Jacksonville, Florida (November 19, 2002) - PSS World Medical, Inc. (NASDAQ/NM:
PSSI) today announced that it has completed the previously announced sale of its Imaging business, Diagnostic Imaging, Inc., to Platinum Equity LLC. The two companies announced the sale on October 28, 2002.

     The divestiture of Diagnostic Imaging enables PSS World Medical to sharpen its focus on its core Physician and Long-term Care businesses, as a $1.1+ billion revenue pure-play distributor exclusively servicing the alternative site healthcare markets. The core Physician and Long-term care businesses offer attractive opportunities for growth and profitability by leveraging a dynamic business plan that is expected to drive significantly increased revenue, operating margins and earnings per share improvements for the foreseeable future. In addition, proceeds of the Diagnostic Imaging transaction will be used to reduce debt as part of a recently announced plan to optimize the Company's capital structure.

     David A. Smith, President and Chief Executive Officer of PSS World Medical, commented: "With the completion of this transaction, our company has entered into a new phase of growth and a period where we expect our shareholders will benefit from increasing operating margins and earnings per share driven by our core Physician and Long-term Care businesses. We are implementing a dynamic business plan that is just beginning to lower our cost structure, leverage our outstanding asset base, and drive profitability. We remain confident that our performance today and in future periods will result in our delivery of significantly higher value for our customers, vendors, employees and shareholders while further solidifying our market leading strengths."


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PSSI Completes Sale of Imaging Business to Platinum Equity
Page: 2
November 19, 2002


     PSS World Medical's operations consist of the Physician business, Physician Sales & Service, a leading distributor of medical supplies and equipment to primary care office-based physicians, and the Long-term Care business, Gulf South Medical Supply, the leading national distributor of medical supplies and related products to the long-term care industry. Excluding the Imaging business, PSS World Medical had fiscal 2002 net sales in excess of $1.1 billion and income from operations of $25.8 million (before income taxes and special charges) and consolidated return on committed capital of 16.3%, as adjusted to exclude the write-down of a discontinued product line in the Physician business.

     Diagnostic Imaging distributes and services medical diagnostic imaging equipment, supplies and chemicals for acute-care hospitals, imaging centers, private practice physicians and other healthcare professionals. For the fiscal year ended March 29, 2002, the Imaging business had net sales of approximately $712 million and a loss from operations of $2.4 million.

     Platinum Equity acquired the company in a capital stock transaction for $45 million in cash and the assumption of $71 million of liabilities associated with the Imaging business. In addition, the sale of the Imaging business will generate over $40 million in tax benefits that will be applied to ordinary income generated by PSS World Medical during fiscal years 2003, 2004 and 2005.

     PSS World Medical, Inc. is a specialty marketer and distributor of medical products to the alternate site healthcare markets, primarily serving physicians, long-term care providers and other elder care customers in all 50 states. Since its inception in 1983, PSS has become a leader in the market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

     All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross margins and earnings, statements regarding the Company's current business strategy, the Company's projected sources and uses of cash, and the Company's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: the availability of sufficient capital to finance the Company's business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in regulations affecting the Company's business, such as Medicare reimbursement; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty and is under no obligation to update any forward-looking statements.


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